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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 26, 1999
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                                  Advanta Corp.
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             (Exact name of registrant as specified in its charter)





         Delaware                       0-14120                  23-1462070
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(State or other jurisdiction         (Commission File          (IRS Employer
     of incorporation)                   Number)             Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA              19477
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      (Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
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Item 5. Other Events
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On October 26, 1999 Advanta Corp. (the "Company" or "Advanta") announced net income for the third quarter of 1999 of $14.2 million, or $0.55 per share on a diluted basis for its Class A and Class B shares combined. This net income reflects the Company's previously announced plan to report income for its mortgage business that is essentially equal to that of a portfolio lender. Net income increased 15.2% over the prior quarter's results of $12.3 million, or $0.49 per share. The increase reported over last quarter resulted primarily from an increase in gross revenues of $5.2 million and the Company's continued focus on efficiency and productivity initiatives which resulted in holding operating expenses flat to the prior quarter, despite increased marketing and development activities.

This quarter, Advanta furthered its previously discussed initiatives to increase profits, and optimize cash flow and returns on invested capital. This quarter, Advanta Mortgage increased its lending margin and decreased its over 30 day delinquency rate as compared to the prior quarter. Advanta Business Cards experienced increased benefits from the pricing initiatives implemented last quarter. Highlights on the Company's operations this quarter follow.

COMPANY MAINTAINS EXPENSE RATIO

Advanta's operating expense ratio for the quarter remained flat at 3.24% as compared to the 3.25% reported in the second quarter of this year. Total operating expenses for Advanta Mortgage decreased $2.4 million and were essentially unchanged at Advanta Leasing as compared to the results reported for the second quarter. Offsetting these improvements was an increase in operating expenses at Advanta Business Cards relating to investments in new initiatives, including market expansion and development of its Internet originations platform.

ADVANTA MORTGAGE - LOWER EXPENSES FUEL PROFIT GROWTH

Advanta Mortgage reported net income of $7.9 million for this quarter on a basis that is essentially the same as a portfolio lender. This compares to pro forma net income from operations of $7.6 million for the second quarter of 1999 and net income of $5.8 million reported by this business in the first quarter of 1999. The increase in net income this quarter was primarily due to a $2.4 million decrease in operating expenses that was largely offset by a $1.7 million increase in the provision for credit losses to increase the on-balance sheet allowance for loan losses.

Advanta Mortgage increased the lending margin from the prior quarter despite increases in market interest rates. The weighted average yield of mortgage loans originated this quarter increased by 65 basis points. In addition to benefiting from higher yields on newly originated loans, the Company's overall portfolio yields are increasing as loans originated from direct




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channels, which typically have better yields, make up a larger portion of the total portfolio. Originations from the direct to consumer channels represented 65.0% of total originations this quarter compared to 56.1% in the prior quarter and 30.8% in the third quarter of 1998. At the end of this quarter, loans originated through direct to consumer channels represented approximately 39.7% of the total portfolio as compared to 30.1% at the same time last year and 37.1% at the end of the second quarter of this year.

Advanta Mortgage continues to focus on profitable lending margins and improved operating efficiencies. Total mortgage originations were $567.3 million as compared to $727.7 million last quarter. The decrease was predominately associated with the substantial reduction in purchasing wholesale pools and a reduction in broker originations due to pricing discipline. Based on current market pricing, the Company has decided not to purchase additional wholesale pools. Also affecting originations was unusually light direct originations in September. Contributing to the decrease in originations last month were weather conditions and systems implementations, including the training and other efforts associated with implementation of the Advanta Intelligent Mortgage System, the Company's new automated sales and underwriting system. Current origination volumes in October are returning to more typical levels. The Company's emphasis continues to be profitable loan growth as well as our discipline of not compromising our return goals for volume. Advanta Mortgage's sub-serviced portfolio increased to $10.5 billion at the end of this quarter from $9.4 billion at the end of last quarter.

Credit quality at Advanta Mortgage improved during the quarter. The over 30 day delinquency rate decreased to 7.93% from 8.54% reported last quarter, despite an increase in the average age of the portfolio to 20 months at September 30, 1999 from 17 months at the end of the prior quarter. The net managed charge-off rate for home equity loans was 0.86% this quarter compared to 0.66% reported last quarter, consistent with the continued seasoning of the Company's portfolio.

This quarter, Advanta Mortgage also invested in strategic initiatives to improve its long term profitability. Considerable efforts were directed toward implementation of the Advanta Intelligent Mortgage System and the development of a strategic marketing agreement with NextCard.

ADVANTA BUSINESS CARDS REPORTS HIGHER YIELDS

Advanta Business Cards reported net income of $6.0 million this quarter compared to $5.6 million last quarter. The increase resulted from continued improvements in portfolio yields. The average yield on the Company's business credit card portfolio, including fee income, increased this quarter to 22.35% from 21.72% last quarter due to increases in rates and higher fee income. This quarter's results also include an increase in operating expenses of $1.3 million, primarily attributable to market expansion and Internet initiatives. During the third






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quarter, the Company made additional investments in our Internet based originations platform which incorporates sophisticated automated decisioning that is tailored to each applicant and is able to provide instant approval.

Credit quality continues to improve as over 30 day delinquencies decreased from 3.74% last quarter to 3.42% this quarter. The net managed charge-off rate on business credit card loans of 5.25% this quarter was comparable to 5.22% last quarter. Managed receivables for Advanta Business Cards at the end of the quarter were $930 million, up 4.9% from last quarter and 19.5% from the same quarter last year.

ADVANTA LEASING SERVICES - CONTINUED GROWTH IN MANAGED PORTFOLIO

Advanta Leasing Services reported net income of $1.1 million this quarter, compared to net income of $1.5 million reported last quarter. The Company closed the quarter with a managed portfolio of leases of $781 million. This represents an increase of 4.9% from managed lease receivables of $744 million last quarter. Lease receivables originated this quarter of $112.6 million were comparable to the $113.4 million originated last quarter. Over 30-day delinquencies were 8.30% this quarter as compared to 7.33% last quarter. The net managed charge-off rate for Advanta Leasing Services of 3.76% this quarter was higher than the 3.23% reported last quarter.

Total managed receivables for the Company's businesses at the end of this quarter were $10.09 billion, an increase of 13.5% from $8.89 billion at September 30, 1998. Pro forma year to date net operating income of $36.7 million or $1.44 per share has the Company well positioned to achieve prior guidance of $2.00 per share for the year.

ADVANTA INSURANCE REPORTS WRITTEN PREMIUM GROWTH

Advanta Insurance continues to experience substantial increases in written premium, predominantly driven by the Company's venture to direct market auto insurance. Total written premiums for Advanta Insurance were $19.8 million this quarter as compared to $12.7 million for the second quarter and $12.0 million in the first quarter. The Company plans to substantially increase volumes next quarter and total written premiums are expected to significantly exceed this year's target of $50 million. The increase in written premiums will create long term value; however, Advanta Insurance is not expected to report a profit this year as a result of the high volume of policy originations.

ADVANTA REPORTS CONTINUED POSITIVE OPERATING CASH FLOW

Advanta had positive operating cash flow of approximately $30.8 million this quarter, an increase of 14.8% over the prior quarter, after considering key non-cash income and expense





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items and the cash impact of loan originations. This positive cash flow is largely attributable to increases in operating income and the proportion of mortgage loans originated through direct channels. This quarter, origination fees collected by the Company exceeded premiums and broker fees paid by approximately $16.7 million. This positive operating cash flow was offset by a net investment in subordinated trust assets of $51.9 million, consistent with the structure of the Company's securitizations.

The Company's use of deposit funding at its two FDIC-insured banks for its lending activities continues to support a high level of liquidity at the parent and at the Company's banks. Advanta ended the quarter with $1.4 billion in total liquidity after paying approximately $93 million of Medium Term Notes and other parent debt maturities during the quarter. In addition, the Company had financed, with parent and bank funds, loan receivables on its books totaling $1.0 billion and had available approximately $1.4 billion in unused warehouse lines and Commercial Paper conduit facilities.

Advanta is a highly focused financial services company with over 2,500 employees, approximately $12.2 billion in managed assets and approximately $10.5 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.



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Form 8-K                            Advanta Corp.
October 26, 1999



Item 7. Financial Statements and Exhibits.
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(c)    Exhibits:

         The following exhibits are filed as part of this Report on Form 8-K.

         99   Selected Summary Financial Data.

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Form 8-K                          Advanta Corp.
October 26, 1999


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                Advanta Corp.


                                By: /s/ Elizabeth H. Mai
                                   ---------------------------
                                   Elizabeth H. Mai, Senior Vice President,
                                     Secretary and General Counsel




October 26, 1999

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Form 8-K                           Advanta Corp.
October 26, 1999



                                Index to Exhibits
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Exhibit Number Per
Item 60l of
Regulation S-K                Description of Document
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      99                   Selected Summary Financial Data